EXHIBIT 4.7

                 AMENDED AND RESTATED CERTIFICATE OF DESIGNATION
                                       OF
                   SERIES B $0.90 CONVERTIBLE PREFERRED STOCK
                                       OF
                          STRONGHOLD TECHNOLOGIES, INC.

            Pursuant to the Nevada General Corporation Law Section 78.1955, the undersigned, being an officer of Stronghold Technologies, Inc., a Nevada corporation (the "Corporation"), does hereby certify that the following resolution was adopted by the unanimous consent of the Corporation's board of directors (the "Board") authorizing the amendment and restatement of the Certificate of Designation of Series B $0.90 Convertible Preferred Stock (the "Series B Certificate of Designation") of the Corporation, which was filed with the Nevada Secretary of State on April 24, 2003:

            RESOLVED, that pursuant to authority expressly granted to and vested in the Board by the Articles of Incorporation, as amended, of the Corporation, the Board hereby amends and restates the Series B Certificate of Designation of the Corporation effective as of the date hereof (the "Effective Date"). Pursuant to the Nevada General Corporation Law Section 78.1955, the holders of a majority of the outstanding shares of the Series B $0.90 Convertible Preferred Stock of the Corporation have consented to this Amended and Restated Certificate of Designation. There are two million, four hundred forty-four thousand four hundred forty-four (2,444,444) shares of Series B $0.90 Convertible Preferred Stock of the Corporation authorized and outstanding, and the Board hereby amends and restates the designation thereof, and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereon (in addition to the designation, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles of Incorporation, as amended, of the Corporation, which are applicable to the preferred stock, if any) as follows:

            1. Designation. The series of preferred stock shall be designated and known as "Series B $0.90 Convertible Preferred Stock" (the "Series B Preferred Stock"). The number of shares constituting the Series B Preferred Stock shall be 2,444,444. Each share of the Series B Preferred Stock shall have a stated value equal to $0.90 (the "Stated Value").

            2. Conversion Rights. The Series B Preferred Stock shall be convertible into the common stock, $0.0001 par value, of the Corporation ("Common Stock") as follows:

            (a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 2, a holder of any shares of the Series B Preferred Stock (a "Holder") shall have the right, at such Holder's option at any time, to convert any of such shares of the Series B Preferred Stock held by the Holder into fully paid and non-assessable shares of the Common Stock at the then Conversion Rate (as defined herein).

            (b) Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate

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upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least two-thirds of the then outstanding shares of the Series B Preferred Stock, or (ii) upon the closing of a Qualified Public Offering. As used herein, a "Qualified Public Offering" shall be the commitment, underwritten public offering of the Corporation's Common Stock registered under the Securities Act of 1933, as amended (the "Securities Act"), at a public offering price (prior to underwriters' discounts and expenses) equal to or exceeding $3.00 per share of Common Stock (as adjusted for any stock dividends, combinations or split with respect to such shares), which generates aggregate net proceeds to the Corporation (after deduction for underwriters' discounts and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) equal to or exceeding $15,000,000.

            (c) Conversion Rate. Each share of the Series B Preferred Stock is convertible into the number of shares of the Common Stock as shall be calculated by dividing the Stated Value by the Conversion Price (the conversion rate so calculated, the "Conversion Rate"), subject to adjustments as set forth in
Section 2(e) hereof.

            (d) Mechanics of Conversion.

            (i) The Holder may exercise the conversion right specified in
      Section 2(a) by giving written notice to the Corporation at any time, that the Holder elects to convert a stated number of shares of the Series B Preferred Stock into a stated number of shares of Common Stock, and by surrendering the certificate or certificates representing the Series B Preferred Stock to be converted, duly endorsed to the Corporation or in blank, to the Corporation at its principal office (or at such other office as the Corporation may designate by written notice, postage prepaid, to all Holders) at any time during its usual business hours, together with a statement of the name or names (with addresses) of the person or persons in whose name the certificate or certificates for Common Stock shall be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (ii) If the conversion is in connection with the closing of a Qualified Public Offering, the conversion may, at the option of any holder tendering shares of Series B Preferred Stock for conversion, be conditioned upon the closing of the Qualified Public Offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of the Qualified Public Offering.

            (e) Conversion Rate Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

            (i) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of all or substantially all the assets

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

      of the Corporation, each share of the Series B Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of the Series B Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder of the shares of the Series B Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock of other securities or property thereafter deliverable on the conversion of the shares of the Series B Preferred Stock. For purposes of this Section 2(e)(i) the Stated Value is $1.50 and the initial Conversion Price is $1.50 (subject to adjustment as provided in this Sections 2(e)).

            (ii) Stock Dividends, Subdivisions, Reclassification, or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares; the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification shall be proportionately adjusted so that the Holder of any shares of the Series B Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock that he would have owned or been entitled to receive had such Series B Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur. For purposes of this Section 2(e)(ii) the Stated Value is $1.50 and initial the Conversion Price is $1.50 (subject to adjustment as provided in this Sections 2(e)).

            (iii) Issuances of Securities. (A) If the Corporation shall prior to the six month anniversary of the Effective Date (i) sell or otherwise issue shares of the Common Stock at a purchase price per share less than the Conversion Price in effect immediately prior to such issuance, or (ii) sell or otherwise issue the Corporation's securities which are convertible into or exercisable for shares of the Corporation's Common Stock at a conversion or exercise price per share less than the Conversion Price in effect immediately prior to such issuance, in either case with aggregate proceeds to the Corporation in excess of $5 million, then immediately upon such issuance or sale, the Conversion Price shall be adjusted to a price determined by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale, plus the number of shares of the Common Stock that the consideration above $5 million would purchase at the Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of the shares to be issued for amounts above $5 million. For purposes of this
      Section 2(e)(iii)(A) the Stated Value is $0.50 and initial Conversion Price is $0.50 (subject to adjustment as provided in this Sections 2(e)).

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            (B) If the Corporation shall prior to the eighteen month anniversary of the Effective Date (i) sell or otherwise issue shares of the Common Stock at a purchase price per share less than the Conversion Price in effect immediately prior to such issuance, or (ii) sell or otherwise issue the Corporation's securities which are convertible into or exercisable for shares of the Corporation's Common Stock at a conversion or exercise price per share less than the Conversion Price in effect immediately prior to such issuance, in either case in excess of 1,750,000 million shares to acquire business entities, then immediately upon such issuance or sale, the Conversion Price shall be adjusted to a price determined by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale, plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of the additional shares to be issued at such issuance or sale. For purposes of this Section 2(e)(iii)(B) the Stated Value is $0.50 and the initial Conversion Price is $0.50 (subject to adjustment as provided in this Sections 2(e)).

            (C) Issuances of Securities. If after the eighteen month anniversary of the Effective Date the Corporation shall (i) sell or otherwise issue shares of the Common Stock at a purchase price per share less than the Conversion Price in effect immediately prior to such issuance, or (ii) sell or otherwise issue the Corporation's securities which are convertible into or exercisable for shares of the Corporation's Common Stock at a conversion or exercise price per share less than the Conversion Price in effect immediately prior to such issuance, then immediately upon such issuance or sale, the Conversion shall be adjusted to a price determined by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale, plus the number of shares of the Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of the additional shares to be issued at such issuance or sale. For purposes of this Section 2(e)(iii)(C) the Stated Value is $0.87 and the initial Conversion Price is $0.87 (subject to adjustment as provided in this Sections 2(e)).

            (iv) Issuances of Securities. If after the eighteen month anniversary of the Effective Date the Corporation shall (i) sell or otherwise issue shares of the Common Stock at a purchase price per share less than the Conversion Price in effect immediately prior to such issuance, or (ii) sell or otherwise issue the Corporation's securities which are convertible into or exercisable for shares of the Corporation's Common Stock at a conversion or exercise price per share less than the Conversion Price in effect immediately prior to such issuance, then immediately upon such issuance or sale, the Conversion shall be adjusted to a price determined by multiplying the Conversion Price immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale, plus the number of shares of the Common Stock that the aggregate consideration

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

      received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of the additional shares to be issued at such issuance or sale. For purposes of this Section 2(e)(iii)(C) the initial Conversion Price is $0.87, subject to adjustment pursuant to Sections 2(e)(iii)(A) and 2(e)(iii)(B) above. In the event the Conversion Price is reduced pursuant to Section 2(e)(iii)(A) and/or 2(e)(iii)(B) above, the Conversion Price in this Section 2(e)(iii)(C) shall be reduced by the aggregate amount the Conversion Price is reduced in Sections 2(e)(iii)(A) and 2(e)(iii)(B).

            (v) Excluded Transactions. No adjustment to the Conversion Price shall be required under this Section 2(e) in the event of the issuance of shares of Common Stock by the Corporation upon the conversion or exercise of or pursuant to any outstanding stock options or stock option plan now existing or hereafter approved by the Holders which stock options have an exercise or conversion price per share of less than the Conversion Price.

            (f) Approvals. If any shares of the Common Stock to be reserved for the purpose of conversion of shares of the Series B Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of the Series B Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

            (g) Valid Issuance. All shares of Common Stock that may be issued upon conversion of shares of the Series B Preferred Stock will upon issuance be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that will cause a contrary result.

            3. Liquidation.

            (a) Liquidation Preference. In the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders of the Series B Preferred Stock shall be entitled to receive, prior and before any distribution of assets shall be made to the holders of any Common Stock, an amount equal to the Stated Value per share of Series B Preferred Stock held by such Holder (the "Liquidation Pay Out"). After payment of the Liquidation Pay Out to each Holder and the payment of the respective liquidation preferences of the other preferred stock of the Corporation, if any, pursuant to the Corporation's Articles of Incorporation, as amended, each such Holder shall be entitled to share with the holders of the Common Stock, the remaining assets of the Corporation available for distribution to the Corporation's stockholders in proportion to the shares of Common Stock then held by the holders of the Common Stock and the shares of Common Stock which the holders then have the right to acquire upon conversion of the Series B Preferred Stock.

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

            (b) Ratable Distribution. If upon any liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation to be distributed among the Holders shall be insufficient to permit payment in full to the Holders of such Series B Preferred Stock, then all remaining net assets of the Corporation after the provision for the payment of the Corporation's debts shall be distributed ratably in proportion to the full amounts to which they would otherwise be entitled to receive among the Holders.

            (c) Merger, Reorganization or Sale of Assets. For purposes of this
Section 3, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series B Preferred Stock to receive at the closing in cash, securities or other property amounts as specified in Section 3(a) above. Whenever the distribution provided for in this Section 3 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board.

            4. Voting Rights. Except as otherwise required under Nevada law, the Holders of the Series B Preferred Stock shall be entitled to vote at any meeting of stockholders of the Corporation (or any written actions of stockholders in lieu of meetings) with respect to any matters presented to the stockholders of the Corporation for their action or consideration. For the purposes of such stockholder votes, each share of Series B Preferred Stock shall be entitled to such number of votes as represented by the number of shares of Common Stock such share of Series B Preferred Stock would be convertible into at the record date set for such voting. Notwithstanding the foregoing, so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (i) alter or change the rights, preferences or privileges of the Series B Preferred Stock as outlined herein, or
(ii) create any new class of series of capital stock having a preference over the Series B Preferred Stock as to the payment of dividends or the distribution of assets upon the occurrence of a Liquidation Event ("Senior Securities"), or
(iii) alter or change the rights, preferences or privileges of any Senior Securities so as to adversely affect the Series B Preferred Stock.

            5. Dividends. The Holders of the Series B Preferred Stock shall not be entitled to receive dividends.

            6. No Preemptive Rights. No Holders of the Series B Preferred Stock, whether now or hereafter authorized, shall, as such Holder, have any preemptive right whatsoever to purchase, subscribe for or otherwise acquire, stock of any class of the Corporation nor of any security convertible into, nor of any warrant, option or right to purchase, subscribe for or otherwise acquire, stock of any class of the Corporation, whether now or hereafter authorized.

            7. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of the Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Articles of Incorporation, as amended.

            8. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

            9. Severability of Provisions. If any right, preference or limitation of the Series B Preferred Stock set forth in this amended and restated certificate of designation ("Certificate") (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

            10. Status of Reacquired Shares. No shares of the Series B Preferred Stock which have been issued and reacquired in any manner or converted into Common Stock may be reissued, and all such shares shall be returned to the status of undesignated shares of preferred stock of the Corporation.

            11. Restrictions and Limitations. So long as any shares of the Series B Preferred Stock remain outstanding, the Corporation may not, without the vote or written consent by the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting as a separate class:

            (a) Effect any sale, license, conveyance, exchange or transfer of all or substantially all of the assets of the Corporation or take any other action which will result in the holders of the Corporation's capital stock prior to the transaction owning less than 50% of the voting power of the Corporation's capital stock after the transaction; or

            (b) Amend or otherwise change the Corporation's Articles of Incorporation, bylaws or certificate of designation of any stock; or

            (c) Change the nature of the business of the Corporation or any of its subsidiaries; or

            (d) Authorize, issue, obligate itself to issue, or agree to the authorization or issuance by any of the subsidiaries of the Corporation of, any capital stock or securities convertible into or exercisable for any capital stock, having a preference over, or being on a parity with, the Series B Preferred Stock with respect to voting, dividends or upon liquidation other than the issuance of Common Stock, issuance of the Common Stock upon the conversion of shares of the Corporation's preferred stock or upon the exercise of any options or warrants which have been disclosed to the Holder in that certain Securities Purchase Agreement between the Corporation and the Holder dated as of even date herewith; or

            (e) [reserved]

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            (f) [reserved]

            (g) [reserved]

            (h) Increase the number of directors on the Board above five; or

            (i) Enter into any transaction with any affiliate (as such term is used in Rule 144 promulgated pursuant to the Securities Act of 1933, as amended) of the Corporation or modify any existing agreement or understanding with such affiliate (except for any transaction with any of its wholly owned, operating subsidiaries in the ordinary course of business); or

            (j) File a voluntary or involuntary petition that commences a case under Title 11 of the United States Code (or any successor statutes) with respect to the Corporation, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking, or consent to, relief under any applicable federal or state law relating to bankruptcy or insolvency.

                        (Signature on the following page)

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            IN WITNESS WHEREOF, the Corporation has caused this Amended and
Restated Certificate to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to this 11th day of November, 2003.



                                STRONGHOLD TECHNOLOGIES, INC., a
                                    Nevada Corporation



                                By: /s/ Christopher J. Carey
                                    --------------------------------------------
                                    Name: Christopher J. Carey
                                    Title: President and Chief Executive Officer


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